                                                                    EXHIBIT 99.1

                             (ASHWORTH LOGO)

                             Contact:  Randall L. Herrel, Sr. - Chairman & CEO
                             (760) 929-6142
                             Terence Tsang - EVP & CFO
                             (760) 929-4611

                             Investor Relations: Sean Collins -- Partner
                             CCG Investor Relations and Strategic Communications
                             (818) 789-0100. ext. 202

                ASHWORTH, INC. REPORTS FISCAL 2005 FIRST QUARTER
                                FINANCIAL RESULTS

CARLSBAD, CALIFORNIA, March 3, 2005 - Ashworth, Inc. (NASDAQ: ASHW), a leading designer of golf-inspired lifestyle sportswear, today announced financial results for its first quarter ended January 31, 2005. In addition, the Company reported that it received a strong response to the new Ashworth(R) and Callaway Golf apparel lines during the recent PGA Show in Orlando and Market Week in New York.

Consolidated net revenue for the first quarter ended January 31, 2005 increased 33.6% to $36.5 million as compared to $27.3 million for the first quarter of 2004. The Company reported consolidated first quarter net income of $83,000, or $0.01 per diluted share, compared to net income of $134,000, or $0.01 per diluted share, for the same quarter of the prior year. Net revenue for the domestic segment increased 37.1% to $31.6 million from $23.0 million for the same period of the prior year. Net revenue from the international segment increased 14.6% to $4.9 million from $4.3 million for the same period of the prior year. Currency fluctuations had a favorable impact of $0.2 million on fiscal 2005 first quarter net revenues. First quarter revenue from Ashworth branded merchandise decreased 6.5% to $19.3 million while revenue from Callaway Golf apparel increased 28.3% to $8.6 million for the quarter.

Randall L. Herrel, Sr., Chairman and Chief Executive Officer, stated, "We are encouraged to report that first-quarter earnings were within analysts' expectations considering the generally slow golf industry during the period. The net income in the first quarter of fiscal 2005 was impacted by approximately $0.02 per diluted share due to incremental fixed costs related to the new embroidery distribution center. Management currently anticipates that expected cost savings from our new distribution center will start to materialize in the second half of fiscal 2005. Overall, we believe these results are due in part to the addition of new brands and three new distribution channels to our multi-brand, multi-channel business strategy."

Mr. Herrel continued, "Net revenues for the first quarter of fiscal 2005 compared to first quarter fiscal 2004 were up 14.6% for our international segment and up 1.3% for our retail channel, with Men's business in the retail channel growing approximately 20% as compared to last year. Our corporate channel was down 8.6% and our core golf and off-course specialty channel was down 1.2%. Our corporate distribution channel was affected by a delay in the launch of our 2005 Authentics(TM) product line. Our golf related distribution channel was affected by the generally slow golf industry conditions and pro shop buyers placing their orders closer to the start of the

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golf season versus last year. The Game(R) and Kudzu(R) brands contributed $8.6 million in revenues in the first quarter of fiscal 2005."

In reviewing the Company's financial position, Terence Tsang, Executive Vice President and Chief Financial Officer, stated, "Our gross margins increased 100 basis points to 40.1% for the first quarter of fiscal 2005, due primarily to the addition of The Game and Kudzu brands, partially offset by the additional costs of our new embroidery and distribution center."

Mr. Tsang continued, "Our net accounts receivable increased 11.2% over the prior year, which is a much slower rate of increase than our 33.6% increase in net revenues for the first quarter, resulting in an improvement in our DSOs to 77 days from 92 days in last year's first quarter. Our inventory increased 11.6% to $59.2 million as of January 31, 2005 as compared to $53.1 million as of January 31, 2004, primarily due to the addition of the Gekko Brands' inventory."

The Company also reiterated and maintained its revenue and earnings guidance for fiscal 2005. Based on current information, the Company expects consolidated net revenues for fiscal 2005 of $207.0 million to $215.0 million and earnings of $0.76 to $0.82 per diluted share.

Based on current business trends, the Company expects fiscal 2005 second quarter net revenues of $65 million to $67 million and earnings of $0.38 to $0.40 per diluted share. The Company currently expects to report fiscal 2005 second quarter results on Thursday, June 9th at market close.

Mr. Herrel concluded, "Synergies between our apparel and headwear operations and product lines have begun to appear earlier than expected, and we should start to see further positive effects in the second half of fiscal 2005. Our collegiate headwear reps are beginning to sell our apparel lines into new distribution channels, and our golf apparel reps are beginning to sell headwear into our current apparel channels. We believe our multi-brand, multi-channel business model has new potential and positions us well for the future."

Investors and all others are invited to listen to a conference call discussing first quarter results and fiscal 2005 outlook, today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific time). The call will be broadcast over the Internet at www.ashworthinc.com. An online replay will be available until March 10, 2005. Additionally, a 48-hour telephone replay will be accessible by calling 1-877-519-4471 for domestic callers and 1-973-341-3080 for international callers; conference ID 5745907.

ASHWORTH, INC. is a designer of men's and women's golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth products include three main brand extensions. Ashworth Collection(TM) is a range of upscale sportswear designed to be worn on and off course. Ashworth Authentics(TM) showcases popular items from the Ashworth line. Ashworth Weather Systems(R) utilizes technology to create a balance between fashion and function in a variety of climatic conditions. Callaway Golf is a trademark of Callaway Golf Company. Ashworth, Inc., 2765 Loker Avenue West, Carlsbad, CA 92008 is an Official Licensee of Callaway Golf Company.

In July 2004, Ashworth, Inc. acquired Gekko Brands, LLC ("Gekko"), a leading designer, producer and distributor of headwear and apparel under The Game(R) and Kudzu(R) brands. This strategic acquisition provides opportunity for additional growth in three new, quality channels of

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distribution for the Ashworth(R) and Callaway Golf apparel brands as well as further growth from The Game(R) and Kudzu(R) brands' sales into the Company's three current distribution channels. The Game(R) brand products are marketed primarily under other licenses to over 1,000 colleges and universities, as well as to the PGA TOUR, resorts, entertainment complexes and sporting goods dealers that serve the high school and college markets. The Game(R) brand is one of the leading headwear brands in the College/Bookstore distribution channel. The Kudzu(R) brand products are sold into the NASCAR/racing markets and through outdoor sports distribution channels, including fishing and hunting.

To learn more, please visit our Web site at www.ashworthinc.com.

      This press release contains forward-looking statements related to the Company's market position, finances, operating results, marketing plans and strategies. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and the Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the timely development and acceptance of new products, as well as strategic alliances, the integration of the Company's recent acquisition, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, potential inadequacy of booked reserves, successful operation of the new distribution facility in Oceanside, CA, and other risks described in Ashworth, Inc.'s SEC reports, including the report on Form 10-K for the year ended October 31, 2004 and Form 10-Q's filed thereafter.

CONTACT INFORMATION:
Ashworth, Inc.
Randall L. Herrel, Sr., 760-929-6142
Terence Tsang, 760-929-4611
or
CCG Investor Relations and Strategic Communications
Sean Collins, 818-789-0100, ext. 202 (Investor Relations)

                            (financial tables follow)


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ASHWORTH, INC.
Consolidated Statements of Income
First Quarter ended January 31, 2005 and 2004

(Unaudited)                                                      Summary of Results of Operations
                                                                    2005                 2004
                                                                ------------         ------------
First Quarter
Net Revenue                                                     $ 36,513,000         $ 27,338,000
Cost of Sales                                                     21,878,000           16,647,000
                                                                ------------         ------------
   Gross Profit                                                   14,635,000           10,691,000
Selling, General and Administrative Expenses                      14,091,000           10,405,000
                                                                ------------         ------------
Income from Operations                                               544,000              286,000
Other Income (Expense):
   Interest Income                                                    20,000               21,000
   Interest Expense                                                 (533,000)            (169,000)
   Other Income, net                                                 107,000               85,000
                                                                ------------         ------------
   Total Other Expense, net                                         (406,000)             (63,000)

Income Before Provision for Income Taxes                             138,000              223,000
Provision for Income Taxes                                           (55,000)             (89,000)
                                                                ------------         ------------

   Net Income                                                   $     83,000         $    134,000
                                                                ============         ============

Income Per Share - BASIC                                        $       0.01         $       0.01
Weighted Average Common Shares Outstanding                        13,726,000           13,302,000
                                                                ============         ============

Income Per Share - DILUTED                                      $       0.01         $       0.01
Adjusted Weighted Average Shares and Assumed Conversions          14,110,000           13,644,000
                                                                ============         ============




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ASHWORTH, INC.
Consolidated Balance Sheets
As of January 31, 2005 and 2004
(Unaudited)

                                                          January 31,         January 31,
ASSETS                                                       2005                2004
                                                         ------------        ------------
CURRENT ASSETS
   Cash and Cash Equivalents                             $  3,981,000        $  3,831,000
   Accounts Receivable-Trade, net                          30,519,000          27,442,000
   Inventories, net                                        59,248,000          53,070,000
   Other Current Assets                                     9,805,000           8,761,000
                                                         ------------        ------------
     Total Current Assets                                 103,553,000          93,104,000

Property and Equipment, net                                35,849,000          17,682,000
     Other Assets, net                                     24,145,000           1,634,000
                                                         ------------        ------------
               Total Assets                              $163,547,000        $112,420,000
                                                         ============        ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Line of Credit Payable                                $  8,250,000        $  3,800,000
   Current Portion of Long-Term Debt                        4,497,000             289,000
   Accounts Payable - Trade                                13,853,000          10,103,000
   Other Current Liabilities                                6,332,000           4,123,000
                                                         ------------        ------------
     Total Current Liabilities                             32,932,000          18,315,000

Long-Term Debt                                             26,105,000           2,560,000
Other Long-Term Liabilities                                 2,382,000           1,279,000
Stockholders' Equity                                      102,128,000          90,266,000
                                                         ------------        ------------
       Total Liabilities and Stockholders' Equity        $163,547,000        $112,420,000
                                                         ============        ============


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